A special meeting of the fund's shareholders was held on November 15, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	8,022,573,906.52	96.057
Withheld	329,291,624.43	3.943
TOTAL	8,351,865,530.95	100.000
Albert R. Gamper, Jr.
Affirmative	8,017,939,119.36	96.002
Withheld	333,926,411.59	3.998
TOTAL	8,351,865,530.95	100.000
Robert M. Gates
Affirmative	8,011,581,068.50	95.926
Withheld	340,284,462.45	4.074
TOTAL	8,351,865,530.95	100.000
George H. Heilmeier
Affirmative	8,000,846,196.79	95.797
Withheld	351,019,334.16	4.203
TOTAL	8,351,865,530.95	100.000
Edward C. Johnson 3d
Affirmative	7,992,112,301.22	95.693
Withheld	359,753,229.73	4.307
TOTAL	8,351,865,530.95	100.000
Stephen P. Jonas
Affirmative	8,019,883,742.95	96.025
Withheld	331,981,788.00	3.975
TOTAL	8,351,865,530.95	100.000
James H. KeyesB
Affirmative	8,015,436,547.06	95.972
Withheld	336,428,983.89	4.028
TOTAL	8,351,865,530.95	100.000
Marie L. Knowles
Affirmative	8,015,361,874.49	95.971
Withheld	336,503,656.46	4.029
TOTAL	8,351,865,530.95	100.000
Ned C. Lautenbach
Affirmative	8,018,503,793.25	96.009
Withheld	333,361,737.70	3.991
TOTAL	8,351,865,530.95	100.000
William O. McCoy
Affirmative	8,000,170,571.19	95.789
Withheld	351,694,959.76	4.211
TOTAL	8,351,865,530.95	100.000
Robert L. Reynolds
Affirmative	8,020,815,676.67	96.036
Withheld	331,049,854.28	3.964
TOTAL	8,351,865,530.95	100.000
Cornelia M. Small
Affirmative	8.020,146,516.32	96.028
Withheld	331,719,014.63	3.972
TOTAL	8,351,865,530.95	100.000
William S. Stavropoulos
Affirmative	8,009,250,640.78	95.898
Withheld	342,614,890.17	4.102
TOTAL	8,351,865,530.95	100.000
Kenneth L. Wolfe
Affirmative	8,013,187,941.55	95.945
Withheld	338,677,589.40	4.055
TOTAL	8,351,865,530.95	100.000
A Denotes trust-wide proposal and voting results. B Effective on or about January 1, 2007.